EXHIBIT 5.2


                             DAVIS POLK & WARDWELL
                             450 LEXINGTON AVENUE
                              NEW YORK, NY 10017
                                 212-450-4000

                                                              December 16, 1999

Texas Instruments Incorporated
12500 TI Boulevard
Dallas, Texas 75266-0199

Ladies and Gentlemen:

          We have acted as your counsel in connection with the Company's Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for the registration of the sale by Texas Instruments Incorporated, a Delaware corporation (the "Company") from time to time of up to $1,000,000,000 aggregate principal amount of (i) senior debt securities and subordinated debt securities (collectively, the "Debt Securities"), (ii) warrants to purchase Debt Securities or other securities or rights ("Warrants"), (iii) purchase contracts ("Purchase Contracts") requiring the holders thereof to purchase or sell (x) the Company's securities or securities of an entity unaffiliated or affiliated with the Company, a basket of such securities, an index or indices of such securities or any combination of the above, (y) currencies or composite currencies or (z) commodities, (iv) units ("Units") consisting of Debt Securities, Warrants, Purchase Contracts or any combination of the foregoing. The Debt Securities, Warrants, Purchase Contracts and Units are herein collectively referred to as the "Securities". The Debt Securities may be exchangeable for Securities or other securities or rights. The senior Debt Securities are to be issued pursuant to an Indenture (the "Senior Indenture") dated as of July 15, 1996 between the Company and Citibank, N.A., as Trustee. The subordinated Debt Securities are to be issued pursuant to an Indenture (the "Subordinated Indenture") dated as of December 16, 1999 between the Company and Chase Bank of Texas, National Association, as Trustee. The Senior Indenture and the Subordinated Indenture are hereinafter referred to individually as an "Indenture" and collectively as the "Indentures".

          We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion.



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Texas Instruments Incorporated          -2-                    December 16, 1999



          On the basis of the foregoing, we are of the opinion that:

          1. When the Indentures have been duly authorized, executed and delivered by the Trustee and the Company, the specific terms of a particular Debt Security have been duly authorized and established in accordance with the applicable Indenture and such Debt Security has been duly authorized, executed, authenticated, issued and delivered in accordance with the applicable Indenture and the applicable underwriting or other agreement, such Debt Security will constitute a valid and binding obligation of the Company, enforceable in accordance with its terms (subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting creditors' rights generally from time to time in effect and to general equity principles).

          2. When the Warrants have been duly authorized by the Company, the applicable Warrant Agreement has been duly executed and delivered and the Warrants have been duly issued and delivered by the Company as contemplated by the Registration Statement and any prospectus supplement relating thereto, the Warrants will constitute valid and binding obligations of the Company, enforceable in accordance with their terms (subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting creditors' rights generally from time to time in effect and to general equity principles).

          3. When the Units and Purchase Contracts have been duly authorized by the Company, the applicable Unit Agreement and Purchase Contract Agreement have been duly executed and delivered, the Units and Purchase Contracts will constitute valid and binding obligations of the Company, enforceable in accordance with their terms (subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting creditors' rights generally from time to time in effect and to general equity principles).

          In connection with the opinions expressed above, we have assumed that, at or prior to the time of the delivery of any such Security, (i) the Board of Directors shall have duly established the terms of such Security and duly authorized the issuance and sale of such Security and such authorization shall not have been modified or rescinded; (ii) the Registration Statement shall have been declared effective and such effectiveness




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Texas Instruments Incorporated              -3-                December 16, 1999


shall not have been terminated or rescinded; and (iii) there shall not have occurred any change in law affecting the validity or enforceability of such Security. We have also assumed that none of the terms of any Security to be established subsequent to the date hereof, nor the issuance and delivery of such Security, nor the compliance by the Company with the terms of such Security will violate any applicable law or will result in a violation of any provision of any instrument or agreement then binding upon the Company, or any restriction imposed by any court or governmental body having jurisdiction over the Company.

          We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the federal laws of the United States of America.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In addition, we consent to the reference to us under the caption "Legal Matters" in the prospectus.

          This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.


                                                     Very truly yours,

                                                     /s/ Bruce Dallas
                                                     ----------------------
                                                     Bruce Dallas